SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             Form 8-K


                          Current Report
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): September 22, 1997
                                                  (September 17, 1997)


                       NEXTEL COMMUNICATIONS, INC.
        (Exact name of registrant as specified in its charter)


    Delaware                     0-19656                    36-3939651
(State or other jurisdiction  (Commission File           (I.R.S. Employer
   of incorporation)             Number)                Identification No.)

1505 Farm Credit Drive, Suite 100, McLean, Virginia            22102
     (Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code:      (703) 394-3000



      (Former name or former address, if changed since last report)

Item 5.  Other Events.

Issuance of Senior Redeemable Discount Notes due 2007

     On September 17, 1997, Nextel Communications, Inc. ("Nextel") completed the sale of $840 million principal amount at maturity of Senior Redeemable Discount Notes due 2007 (the "Notes"). The issue price of the Notes, which mature on September 15, 2007, was $595.57 per $1,000 principal amount at maturity
(generating approximately $500 million in aggregate gross proceeds), representing a yield to maturity of 10.65% computed on a semi-annual bond equivalent basis from the date of issuance. Cash interest will not accrue on the Notes prior to September 15, 2002. Commencing September 15, 2002, cash interest on the Notes will be payable on March 15 and September 15 of each year at a rate of 10.65% per annum. The Notes are redeemable, at the option of Nextel at any time, in whole or in part, on or after September 15, 2002, at specified redemption prices plus accrued and unpaid interest. In addition, in the event of one or more sales by Nextel prior to September 15, 2000 of at least $125 million of its capital stock, a portion of the Notes not to exceed a maximum of 33-1/3% of the aggregate accreted value of the outstanding Notes may be redeemed at Nextel's option within 180 days after such sale from the net cash proceeds thereof at 110.65% of such accreted value to the date of redemption. The Notes are senior unsecured indebtedness of Nextel and rank pari passu in right of payment with all unsubordinated, unsecured indebtedness of Nextel, including indebtedness evidenced by Nextel's five outstanding issues of Senior Redeemable Discount Notes, and will be senior in right of payment to all subordinated indebtedness of Nextel.

     The Notes were issued in a private placement transaction and have not been registered with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"), and may not be sold absent registration or an applicable exemption from the registration requirements. In connection with the issuance of the Notes, Nextel has agreed to use its best efforts to file with the Commission and cause to become effective a registration statement with respect to a registered offer to exchange the then outstanding Notes for Notes of equal value that have been registered pursuant to the Securities Act (the "Exchange Offer"). In the event that the Exchange Offer is not consummated prior to specified dates, additional incremental interest on the accreted value of the Notes will accrue until the Exchange Offer is consummated or certain other requirements are met.

     Terms of the  Notes  are set  forth in the  Indenture  attached  hereto  as
Exhibit 4.1, which is incorporated herein by reference, and the description of the terms of the Notes included herein is qualified by reference to such Indenture.

     Net cash proceeds from the sale of the Notes of approximately $486 million will be used by Nextel to implement its previously disclosed business plan that contemplates an accelerated and expanded deployment of its digital wireless communications networks in its domestic markets during 1997 and 1998.

     In connection with the sale of the Notes, Nextel, Nextel Finance Company, a wholly owned subsidiary of Nextel ("NFC"), and certain subsidiaries of Nextel entered into certain technical amendments to the agreements relating to Nextel's existing bank and vendor financing arrangements. These amendments are filed as Exhibits 4.2, 4.3 and 4.4 hereto.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (A)      Financial Statements of Business Acquired.
                    Not applicable.

         (B)      Pro Forma Financial Information.
                    Not applicable.

         (C)      Exhibits.

Exhibit No.              Exhibit Description

4.1 Indenture, dated as of September 17, 1997, between Nextel Communications, Inc. and Harris Trust and Savings Bank, as Trustee, relating to Nextel's Senior Redeemable Discount Notes due 2007.

4.2 Amendment No. 4 to Credit Agreement, dated as of September 10, 1997, amending the Credit Agreement dated as of September 27, 1996 between Nextel Communications, Inc., Nextel Finance Company and the other Restricted Companies, the Lenders party thereto, Toronto Dominion (Texas), Inc., as Administrative Agent and The Chase Manhattan Bank, as Collateral Agent.

4.3 Amendment No. 4 to Vendor Financing Agreement, dated as of September 10, 1997, amending the Amended, Restated and Consolidated Credit Agreement, dated as of September 27, 1996 between Nextel Communications, Inc., Nextel Finance Company and the other Restricted Companies, Motorola, Inc. and NTFC Capital Corporation.

4.4 Amendment No. 1 to Second Secured Vendor Financing Agreement dated as of September 10, 1997, amending the Second Secured Vendor Financing Agreement dated as of August 19, 1997 among Nextel Communications, Inc., Nextel Finance Company and the other Restricted Companies and the Vendor Lenders party thereto.



                               SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     NEXTEL COMMUNICATIONS, INC.



Date: September 22, 1997             By:   /s/Thomas J. Sidman
                                           Thomas J. Sidman
                                           Vice President and General Counsel

Exhibit No.              Exhibit Description

4.1 Indenture, dated as of September 17, 1997, between Nextel Communications, Inc. and Harris Trust and Savings Bank, as Trustee, relating to Nextel's Senior Redeemable Discount Notes due 2007.

4.2 Amendment No. 4 to Credit Agreement, dated as of September 10, 1997, amending the Credit Agreement dated as of September 27, 1996 between Nextel Communications, Inc., Nextel Finance Company and the other Restricted Companies, the Lenders party thereto, Toronto Dominion (Texas), Inc., as Administrative Agent and The Chase Manhattan Bank, as Collateral Agent.

4.3 Amendment No. 4 to Vendor Financing Agreement, dated as of September 10, 1997, amending the Amended, Restated and Consolidated Credit Agreement, dated as of September 27, 1996 between Nextel Communications, Inc., Nextel Finance Company and the other Restricted Companies, Motorola, Inc. and NTFC Capital Corporation.

4.4 Amendment No. 1 to Second Secured Vendor Financing Agreement dated as of September 10, 1997, amending the Second Secured Vendor Financing Agreement dated as of August 19, 1997 among Nextel Communications, Inc., Nextel Finance Company and the other Restricted Companies and the Vendor Lenders party thereto.